Exhibit 99.B(p)(39)

Rothschild & Co Asset Management US Inc.
November 20, 2018

2.  Code of Ethics and Insider Trading Policies

2.1         Statement of the Firm’s Code of Conduct

High ethical standards are essential for the success of the Firm and to maintain the confidence of the Firm’s clients. The Firm’s long-term business interests are best served by adherence to the principle that the interests of the Firm’s clients come first. The Firm has a fiduciary duty to its clients to act solely for their benefit.  All employees (“Employees”), officers and directors of the Firm, must put the interests of the Firm’s clients before their own personal interests and must act honestly and fairly in all respects.  All Employees must also comply with all federal securities laws.  In recognition of the Firm’s fiduciary duty to its clients and the Firm’s desire to maintain the highest level of ethical standards, the Firm has adopted this Code of Ethics (the “Code”), in accordance with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940 (the “Investment Company Act”).

This Code is not intended to provide a complete description of the legal and ethical obligations of the Firm or its Employees and cannot be relied upon as such.  In situations where the proper course of conduct is not clear, or whenever there is a question as to the propriety of a particular course of conduct or the interpretation of the Firm’s policies and procedures, the Compliance Department, along with members of the Firm’s senior management, as appropriate, should be consulted. The Firm has assigned primary responsibility for the administration, oversight and enforcement of this Code to the Chief Compliance Officer. The Business Management Committee will assist with the enforcement of the Code, as needed.  The Firm uses Compliance Science, a third party web-based compliance platform to administer the forms, certifications and pre-clearance items under the Code.

It is the responsibility of every Access Person (as defined below) to act in furtherance of this Code.  Failure of an Access Person to comply with this Code may result in criminal and civil penalties as well as disciplinary action up to and including disgorgement of profits and termination of employment.

2.2         Risks

In developing these policies and procedures, the Firm considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•      Employees do not understand the fiduciary duty that they, and the Firm, owe to clients;

•      Employees and/or the Firm fail to identify and comply with all applicable Federal Securities Laws;

•      Employees do not report personal securities transactions;

•      Employees trade personal accounts ahead of client accounts;

•     Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Compliance Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•      The Firm does not provide its Code of Ethics and any amendments to all Employees; and

•     The Firm does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

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The Firm has established policies and procedures to mitigate these risks.

2.3         Definitions

“Access Person” means

•    all employees and officers of the Firm, and

•    any directors of the Firm or employees of the Firm’s affiliates who are subject to the supervision and control of the Firm who either (a) have access to nonpublic information regarding any clients’ purchase or sale of securities, or portfolio holdings or (b) are involved in providing investment advisory services to clients, and

•    any other person determined by the Firm’s Compliance Department to be an Access Person.

“Beneficial Ownership” includes any ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

“Covered Security” includes:

•    any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act; and

•    any derivative, commodities, options or forward contracts relating to a Covered Security.

Virtual currency or cryptocurrency coins:

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Covered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered securities, the coins or tokens will be considered Covered Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Covered Securities under this policy.

“Reportable Funds” means any open-end mutual funds and ETFs advised or sub-advised by the Firm or open-end mutual funds and ETFs whose adviser, sub-adviser or principal underwriter controls, is controlled by or is under common control with the Firm.

Covered Security specifically does not include:

•    shares of open-end mutual funds, other than Reportable Funds;

•    shares of “exchange traded funds” (ETFs), whether organized as open-end mutual funds or unit investment trusts that are invested exclusively in one or more open-end funds;

•    registered closed-end funds;

•    direct obligations of the federal, state and local government of the United States;

•    shares issued by money market funds (domiciled inside or outside the United States);

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•   bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•    shares of foreign unit trusts and foreign mutual funds;

“Immediate Family Members” means any of the following family members who live in an Access Person’s household: adult children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, persons with whom the employee has an adoptive or “in-law” relationship.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Personal Account” means any account that may hold Covered Securities:

•    in which an Access Person has any Beneficial Ownership;

•    maintained by or for an Access Person’s spouse (other than a legally separated or divorced spouse) or minor children;

•    maintained by or for any Immediate Family Members;

•    maintained by or for any persons to whom the Access Person provides primary financial support, and either (a) whose financial affairs the Access Person controls, or (b) for whom the Access Person provides discretionary advisory services;

•    maintained by or for any partnership, corporation, company or other entity in which an Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control; and

•    401(k) accounts, 529 college savings accounts and variable life insurance accounts.

2.4         Persons Subject to the Code

All Access Persons are subject to the Code. At the current time, certain employees of affiliate Rothschild & Co’s Legal, Finance, and IT departments who have access to the Firm’s proprietary information are treated as Access Persons for purposes of the Code. The Compliance Department will periodically review the level of access to the Firm’s proprietary information by employees of Rothschild & Co and other affiliates of the Firm to determine whether any additional employees should be treated as Access Persons.

2.5         Regulatory Environment and Standards of Conduct

In conducting the Firm’s business, the Firm and its Employees must comply at all times with the provisions of Rule 204A-1 under the Advisers Act, Rule 17j-1 under the Investment Company Act, as well as applicable provisions and rules under the laws of the various states and other jurisdictions where the Firm does business or has clients.  In addition, when managing accounts of employee benefit plans subject to ERISA and individual retirement accounts, the Firm must comply with all applicable provisions of ERISA, the Internal Revenue Code of 1986, and applicable rules thereunder.

In addition to the specific regulatory requirements that apply to the Firm’s business as an investment adviser, the Firm and its Access Persons are subject to the broad anti-fraud provisions of the federal securities laws.  Under these provisions, the Firm and its Access Persons are prohibited from

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engaging in the following, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client or the Mutual Funds:

•    employing any device, scheme or artifice to defraud a client or prospective client;

•    making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make the statement made to a client, in light of the circumstances under which they are made, not misleading;

•    engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client or prospective client; or

•    engaging in any practice or course of business which is fraudulent, deceptive or manipulative with respect to a client.

To the extent applicable, the Firm has adopted and abides by the CFA Institute’s Code of Ethics & Standards of Professional Conduct (the “CFA Code of Ethics”).  The CFA Code of Ethics is attached to this Compliance Manual as Appendix A.

The Firm has adopted the following standards of conduct when dealing with clients and prospective clients:

•    No client may be favored over another.  All clients must be treated fairly and equitably.

•    No Access Person may guarantee a client against losses with respect to any securities transactions or investment strategies. No guarantee may be made that a specific level of performance will be achieved or exceeded. Any mention of past performance must include a statement that it does not necessarily indicate future results. Client testimonials are not permitted.

•    No Access Person may give or offer any legal or tax advice to any client regardless of whether the Access Person offering such advice is qualified to do so. All requests for such advice should be referred to the Chief Compliance Officer.

•    No Access Person may borrow funds or securities from, or lend funds or securities to, any client of the Firm without the written approval of the Chief Compliance Officer.

•    No Access Person may act as custodian of securities, money, or other funds or property of a client or act or serve as a trustee of a client.

2.6         Reporting Requirements for Access Persons

Initial Holdings Report: Access Persons shall submit via Compliance Science a report of all personal security holdings, no later than 10 days after the person becomes an Access Person.  The information in the report must be current as of a date no more than 45 days prior to the date the person became an Access Person.  The report must contain the following information, subject to any exceptions of Rule 204A-1 under the Advisers Act (e.g., holdings in any accounts over which the Access Person has no direct or indirect influence of control):

•    The title, number of shares and principal amount of each Covered Security, including shares of a Reportable Fund, in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

•    The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

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•    The date that the report is submitted by the Access Person.

Quarterly Transaction Reports: Access Persons shall submit via Compliance Science a report, no later than 30 days after the end of a calendar quarter, which contains the following information, subject to any exceptions of Rule 204A-1 under the Advisers Act:

Transactions: Access Persons shall report the following information concerning any transaction during the quarter in any Covered Security, including shares of a Reportable Fund, in which the Access Person had any direct or indirect beneficial ownership, subject to any exceptions of Rule 204A-1 under the Advisers Act:

•   The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

•    The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•    The price of the security at which the transaction was affected;

•    The name of the broker, dealer or bank with or through which the transaction was affected; and

•    The date the report is submitted by the Access Person.

Pursuant to the Firm’s Personal Trading Policies and Procedures, Access Persons are generally prohibited from trading Covered Securities, other than Reportable Funds, in Personal Accounts.

Accounts: Access Persons shall report the following information concerning any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

•    The name of the broker, dealer or bank with whom the Access person established the account;

•    The date the account was established; and

•    The date that the report is submitted by the Access Person.

Annual Holdings Reports: Access Persons shall submit via Compliance Science a report of all personal security holdings within 30 days after the end of each calendar year, subject to any exceptions of Rule 204A-1 under the Advisers Act.  The information in the report must be current as of a date no more than 30 days prior to the date the report is submitted.  The report must contain the following information:

•    The title, number of shares and principal amount of each Covered Security, including shares of a Reportable Fund, in which the Access Person had any direct or indirect beneficial ownership;

•    The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•    The date that the report is submitted by the Access Person.

Exceptions from Reporting Requirements: There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•    Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•    Any reports with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

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•    Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to the Firm’s Code, absent reliance on the reporting exception.

2.7         Written Reporting to the Board of Trustees

The Firm will furnish the Board of Trustees (the “Board”) of each Reportable Fund with a written report, on an annual basis or more frequently if required by the Board, which:

•   Describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

•   Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2.8         Personal Trading Policies and Procedures

As part of its Code of Ethics, the Firm has adopted these Personal Trading policies and procedures to restrict the personal trading activities of its Access Persons. It is the responsibility of every Access Person to read, retain and act in furtherance of these policies and procedures. Access Persons should direct any questions regarding these policies and procedures to the Chief Compliance Officer.  Any capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Code of Ethics.

Any violation of these policies and procedures or the spirit of these policies and procedures may subject such Access Person to disciplinary action up to and including disgorgement of profits and termination of employment.  Any Access Person who executes a transaction that is prohibited by these policies and procedures may be required to break the transaction regardless of whether such Access Person would suffer an economic loss as a consequence. The Firm may also impose a fine on the Access Person that is, at the Firm’s absolute discretion, commensurate with the severity of the offense.

General Prohibition on Personal Trading of Covered Securities

Except as otherwise provided herein, Access Persons are prohibited from buying, selling, selling short or otherwise trading in Covered Securities in their Personal Accounts.

The Compliance Department will review quarterly account statements to confirm that Access Persons have not traded any Covered Securities in Personal Accounts in violation of this policy. Access Persons are required to confirm that they have not traded in Covered Securities in their Quarterly Transactions Report.

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Pre-Clearance to Sell Covered Securities

Notwithstanding the Firm’s general prohibition on personal trading of Covered Securities, Access Persons may sell Covered Securities by obtaining; (i) pre-clearance from the General Counsel of R&CoNA; (ii) pre-clearance by the Compliance Department; and (iii) pre-clearance by the Trading Desk. Generally, the pre-clearance request should apply to the Access Person’s entire position in the Covered Security. If the pre-clearance request is submitted by the Chief Compliance Officer or the General Counsel of R&CoNA, the Firm’s Chief Operating Officer will substitute as an approver on their behalf. Any such pre-clearance will be documented by the Compliance Department.

Any requests to sell Covered Securities will be subject to pre-clearance by the Compliance Department and Trading Desk. In submitting a pre-clearance request, the Access Person must certify that he or she is not trading on the basis of material non-public information or information regarding client portfolios or trading (a practice commonly referred to as “front running”). Requests to sell Covered Securities must be made electronically via Compliance Science.

The Trading Desk and the Compliance Department will pre-clear a request to sell a Covered Security if (i) the Firm has not made a decision trade in the security on the same day or within the past 10 trading days and the security is not being considered by the Firm for a future decision trade, and (ii) the security does not present a conflict with the Sensitive List. Any pre-clearance granted herein will remain in effect only through the end of the trading day in which pre-clearance is given.

Trading in Reportable Funds is not subject to pre-clearance requirement, but is subject to reporting and review by the Compliance Department.

Quarterly Overlap Report

In order to detect personal trading activity that may be detrimental to client trading, the Compliance Department will generate and review a quarterly overlap report between client accounts trading and personal accounts trading.

Additional Limitations on Personal Trading

•   Access Persons may not trade on the basis of nonpublic information with respect to client portfolios and trading activities or engaged in trading practices referred to as “front running,” including the portfolios and trading activities of Reportable Funds;

•   Consistent with the Firm’s Policies and Procedures against Insider Trading, Access Persons may not trade while in possession of or after exposure to material, nonpublic information relating to the subject of the trade; and

•   Trading in Personal Accounts should not interfere with the fulfillment of the Access Person’s business responsibilities and duties to the Firm’s client.

Pre-Approval of Privately-Placed Securities (Hedge Funds and other Private Funds)

Since brokerage statements and confirmations generally do not include privately-placed securities, any privately-placed securities, including investments - whether initial or add-on investments - in hedge funds, private equity funds and other private funds, or derivatives purchased or sold by an Access Person, must be pre-cleared on Compliance Science by both the General Counsel of R&CoNA and the Chief Compliance Officer.

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Recordkeeping

The Firm maintains records in the manner and to the extent detailed below at its principal place of business. These records are available to the Securities and Exchange Commission (the “Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

•    A copy of each Code of Ethics for the Firm that is in effect, or at any time within the past six years was in effect, will be maintained in an easily accessible place;

•    A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least six years after the end of the fiscal year in which the violation occurred;

•    A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of the reports, must be maintained for at least six years after the end of the fiscal year in which the reports was made or the information was provided, the first two years in an easily accessible place;

•    A record of all persons, currently or within the past six years, who are or were required to make reports under the Code of Ethics, or who are or were responsible for reviewing the reports, will be maintained in an easily accessible place;

•    A copy of each annual written report to the Board of Trustees, as required by this Code, will be maintained for at least six years after the end of the fiscal year in which it was made, and the first two years in an easily accessible place; and

•    A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Initial Public Offerings (“IPOs”) and Limited Offerings.

Oversight of the Code

Acknowledgment:  The Compliance Department will annually distribute a copy of the Code to all Access Persons.  The Compliance Department will also distribute promptly all amendments to the Code.  All Access Persons are required annually to sign and acknowledge their receipt of the Code.  New Access Persons are required to sign and acknowledge their receipt of the Code upon their becoming an Access Person.

Notifying Access Persons of Reporting Requirements:  The Compliance Department will identify all Access Persons who are required to make reports under this Code and notify Access Persons of their reporting obligations.

Reviewing Reports:  The Compliance Department will review all reports submitted by Access Persons pursuant to this Code.

Authority to Exempt Transactions:  The Chief Compliance Officer has the authority to exempt an Access Person from the provisions of this Code if the Chief Compliance Officer independently, or in consultation with members of the Firm’s senior management, determines that such exemption would not be against any interests of any of the Firm’s clients and in accordance with applicable law. The Chief Compliance Officer will document any exemptions granted, describing the circumstances and reasons for the exemption.

Reporting Breaches of the Code:  Any Access Person who becomes aware of information relating to any violation of this Code, any illegal or unethical behavior by the Firm or its Access Persons or has

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any doubt as to the propriety of any activity, must immediately report the matter to the Chief Compliance Officer.

Sanctions:  Upon determining that a violation of this Code has occurred, members of the Firm’s senior management, in consultation with the Chief Compliance Officer, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment, regulatory disciplinary actions, and criminal or civil penalties.

ADV Disclosure:  The Chief Compliance Officer will ensure that the Firm’s Form ADV describes the Code and its associated policies and procedures.

2.9         Insider Trading Policies and Procedures

2.9.1         Risks

In developing these policies and procedures, the Firm considered the material risks associated with insider trading. This analysis includes risks such as:

•     Employees place trades in personal and/or client accounts based on Material Nonpublic Information (as defined below);

•      Employees pass Material Nonpublic Information on to others;

•      Employees are not aware of what constitutes Material Nonpublic Information;

The Firm has established policies and procedures to mitigate these risks.

2.9.2         Insider Trading Generally

1.    Statement of Policy

The Firm and its Employees are prohibited from trading, either personally or on behalf of others, including in client accounts (“Client Accounts”) managed by the Firm, in any security or security-based derivative position on the basis of material, nonpublic information in violation of the law.  In addition, Employees are prohibited from communicating material, nonpublic information to any person, including other Employees, in violation of the law.  This prohibited conduct is frequently referred to as “insider trading.”

The Firm has adopted these policies and procedures (this “Policy”) to prohibit the Firm and its Employees from any involvement in insider trading. It is the responsibility of every Employee to read, retain and act in furtherance of this Policy. This Policy extends to the activities of Employees within and outside their duties at the Firm.  Employees should direct any questions regarding insider trading or this Policy to the Chief Compliance Officer.  Failure to comply with this Policy may result in disciplinary action up to and including termination of employment, as well as possible fines and civil or criminal penalties.

Access Persons are reminded that the misuse of material non-public information in connection with personal trading activity, or causing another individual to do the same, may constitute a criminal offense punishable by fines, imprisonment and the loss of the privilege of working in the securities

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industry. The Firm reserves the right to refer the misuse of material non-public information to law enforcement.

Access Persons are required to cooperate in any investigation or inquiry by or involving any Rothschild & Co entity in relation to personal securities dealings.  This may include a request by a Rothschild & Co entity, the SEC, FINRA, one of the securities exchanges, or other regulator to provide information concerning the dealings of an Access Person.

2.    Definition of Insider Trading

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to (i) the use of material, nonpublic information to trade in securities (whether or not one is an “insider”) or (ii) communications of material, nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•      trading by an insider, while in possession of material, nonpublic information; or

•     trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•      communicating material, nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

3.    Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company (and any personnel of such company serving in similar functions). In addition, a person may be deemed an insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Insiders may include, among others, a company’s attorneys, accountants, consultants, bank lending officers, members of a creditors committee, and the employees of such organizations. In addition, the Firm may become an insider of a company it advises or for which it performs other services.

4.    What is Material Information?

Trading on nonpublic information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:

•      earnings information;

•      mergers, acquisitions, tender offers, joint ventures, or changes in assets;

•     new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•      changes in control or in the board of directors or executive management;

•      change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;

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•    events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities);

•      bankruptcies or receiverships; or

•      information concerning a proposed private offering (private investment in public equity or “PIPE”).

Material information does not have to relate directly to a company’s operations. For example, the Supreme Court considered as material, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

5.    What is Nonpublic Information?

Information is nonpublic until it has been effectively disseminated to the marketplace. For example, information found in a report filed with the SEC, a court docket, or appearing in Bloomberg, Dow Jones, The Wall Street Journal, research report or other publications of general circulation would be considered public.

6.    Establishing Insider Trading Liability

There are two main theories with respect to establishing insider trading liability:

Fiduciary Duty Theory

Insider trading liability is established when trading while in possession of material, nonpublic information about a public issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence. There are alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

Misappropriation Theory

Insider trading liability is also established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information. For example, the Supreme Court found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

7.    Tender Offers

The SEC has adopted a rule which expressly forbids trading while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either until the information is publicly disclosed by press release or otherwise.

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There is no requirement to prove that there has been a breach of fiduciary duty when establishing insider trading liability in the context of tender offers. As a result, Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

8.    Circumstances in Which You May Obtain Material Nonpublic Information

Material, nonpublic information may be obtained in a variety of situations. For example, a person might inadvertently obtain material, nonpublic information through:

•     meetings with company representatives (such as “one-on-one” or other discussions with company executives or directors);

•      serving as a director of a company;

•      participation in industry meetings;

•      discussions with industry experts, including expert networks, or insider employees;

•      interaction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;

•      family or personal relationships with insiders or others in the financial services industry;

•      participation on creditor committees;

•      brokerage relationships providing invitations and access to “PIPE” transactions;

•      the ownership of debt and equity securities of the same issuer;

•      interactions with clients (including private fund investors) who are corporate insiders; or

•      interaction with other persons in the financial services industry.

U.S. public companies are subject to Regulation FD, which provides that when an issuer, or person acting on its behalf, discloses material, nonpublic information to certain persons (in general, securities market professionals and holders of the issuer’s securities who may well trade on the basis of the information), it must make public disclosure of that information. Notwithstanding an issuer’s responsibilities pursuant to Regulation FD, the Firm and its personnel should make an independent evaluation of all information received from issuers and their insiders to determine whether the information is material and nonpublic.

9.    Use of Expert Networks and Industry Consultants

The Firm does not use expert networks and consultants. In the event the Firm engages expert networks, matching services or other industry consultants who are compensated by the Firm for providing research, analysis or other data, each consultant relationship will be discussed with the Chief Compliance Officer. After performing due diligence, the Chief Compliance Officer will determine the extent to which restrictions need to be placed on the Firm’s relationship with such consultants and certain representations and acknowledgements need to be provided by such consultants.

10.  Penalties for Insider Trading

Penalties for trading on or communicating, material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

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Civil penalties include:

•     civil injunctions;

•     treble damages;

•     disgorgement of profits;

•     fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited;

•     fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided), if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commission of acts constituting a violation; and

•     prohibition (which may be permanent) from any business or venture which relates directly or indirectly to securities, including investment management.

•     Criminal penalties include:

•     up to 20 years in prison and/or fines of up to $5 million for each violation for individuals; and

•     fines of up to $25 million for corporate entities.

Firm Procedures to Prevent Insider Trading

Following an assessment by the Chief Compliance Officer and the Chief Investment Officer of the circumstances that may lead to potential insider trading liability for the Firm or its Employees, the Firm has implemented the following policies and procedures to prevent the Firm and its Employees from potential involvement in insider trading.  Every Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions on these procedures should be directed to the Chief Compliance Officer.

Steps to Take if in Possession of Potential Material Nonpublic Information:

•     If an Employee believes that information in his or her possession is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, the Employee should take the following steps.

•     Report the matter immediately to the Chief Compliance Officer.

•     Do not purchase or sell the security (including derivatives, swaps or other types of financial instruments relating to the security) on behalf of the Employee or others, including client accounts.

•     Do not communicate the information inside or outside the Firm (including to existing or prospective clients), other than to the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue and consulted with counsel (as appropriate), the Employee will be instructed to continue the prohibitions against trading and communication, or the Employee will be allowed to trade and communicate the information.

11.  Sensitive List Securities

The Firm’s investment staff maintains a Sensitive List comprised of issuers discussed at meetings and conferences attended by the Firm’s investment professionals including internal investment team meetings, meetings with industry peers (e.g., one on one broker meetings) and meetings with management of public companies. Compliance Department may participate in the calls of investment

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professionals where such issuers are discussed and may also debrief the investment professionals after such meetings or conferences to ensure that they received no Material Nonpublic Information.  In reviewing personal trading pre-approval requests, the Compliance Department will review the request against the Sensitive List to identify potential conflicts. The inclusion of a security on the Sensitive List may result in the denial of the pre-approval request.

12.  Value Added Investors

The Firm’s individual advisory clients and commingled fund investors may be executive officers or board members of publicly-traded companies or financial services companies such as hedge funds or private equity firms (collectively, “Value Added Investors”). The Firm’s clients are required to disclose in its investment management agreement or commingled fund subscription document whether it is a Value Added Investor, and if so, the companies associated with the investor. The Compliance Department will maintain a list of any companies associated with Value Added Investors.  In order to prevent potential trading conflicts or trading on material non-public information, a restriction is placed in the Firm’s order management system on trading in securities of such companies associated with Value Added Investors.  As a result, the Firm’s investment team cannot trade client accounts in such securities without prior approval from the Compliance Department.  In reviewing personal trading pre-approval requests, the Compliance Department will check the request against the Value Added Investor Companies list to identify potential conflicts. The inclusion of a security on the list may result in the denial of the pre-approval request.

13.  Restricting Access to Material, Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within or outside the Firm, except as other provided in sub-section 1 above.  In addition, care should be taken so that such information is secure. The Firm should consider taking appropriate measures to prevent the flow of such material, nonpublic information from personnel of the Firm to others within the Firm’s organization to the extent possible. Such measures may include:

•     Sealing files containing material, nonpublic information;

•     Physically isolating from other personnel of the Firm the person or persons who have or who may be in receipt of material, nonpublic information; and

•     Restricting access to computer files containing material, nonpublic information. For clarification, such steps may not be sufficient and trading in a particular company may need to be restricted. If a confidentiality agreement has been executed with respect to material, nonpublic information, then the Firm should ensure that the terms of such confidentiality agreement are followed.

14.  Personal Securities Trading

The Firm’s Code of Ethics generally prohibits the trading by Access Persons of Covered Securities (as defined in the Code of Ethics).  A personal securities transaction that would be permissible under the Code of Ethics is nevertheless still subject to restrictions in the law and in this Policy with respect to insider trading.

15.  Training

As part of the Firm’s compliance training program, employees will be required to attend training sessions on the Firm’s compliance program and relevant compliance topics, including insider trading.

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16.  Record Keeping

The Firm shall maintain records relating to this policy, including a written report detailing any matter reported to the Chief Compliance Officer in accordance with this policy, and the resolution thereof; attendance of and material related to any training sessions; and amendments thereto.

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